INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT made the 29th day of October 2025, amended the 26th day of May 2026, and further amended the 24th day of August 2026, by and between Yorkville America Investment Trust, an Ohio statutory trust (hereinafter referred to as the “Trust”), and Yorkville America Equities, LLC, a Florida limited liability company (hereinafter referred to as “Advisor”) with its principal place of business located at 1012 Springfield Avenue, Mountainside, New Jersey 07092 with respect to the series portfolios of the Trust identified in this Agreement (each a “Fund”).

WHEREAS, the Trust is an open-end management investment company registered as such with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Advisor is an investment adviser registered as such with the Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, this Agreement is made effective as to each Fund as of the respective date set forth on the schedules to this Agreement, collectively identified as “Schedule A” and individually designated numerically (e.g., Schedule A-1), each of which is attached hereto. The Agreement shall be effective with respect to each Fund as of the “Effective Date” noted on the applicable Schedule A.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, it is agreed by and between the parties, as follows:

1. General Provision.

a. The Trust hereby engages Advisor and Advisor hereby accepts such engagement, to act as the investment adviser of the Fund identified in each Schedule A to this Agreement and to perform for the Fund such other duties and functions as are hereinafter set forth. Advisor shall, in all matters, give to the Fund and the Trust’s Board of Trustees the benefit of its best judgment, effort, advice and recommendations and shall at all times use its best efforts to conform to and enable the Fund to conform to: (i) the provisions of the Investment Company Act and any rules or regulations thereunder; (ii) any order or no-action relief of the Commission applicable to the operation of the Fund; (iii) any other applicable provisions of state or federal law; (iv) the provisions of the Declaration of Trust and By-Laws of the Trust, as amended from time to time; (v) any other policies, procedures and determinations of the Board of Trustees of the Trust; (vi) the fundamental policies and investment restrictions of the Fund as reflected in the Trust’s registration statement under the Investment Company Act; and (vii) the Prospectus and Statement of Additional Information of the Trust in effect from time to time. The appropriate officers, contractors, sub-contractors and employees of Advisor shall be available upon reasonable notice for consultation with any of the trustees and officers of the Trust with respect to any matters dealing with the business and affairs of the Trust as they pertain to the Fund, including the valuation of any of the Fund’s portfolio securities which do not have readily available market quotations per Section 3 hereof.

2. Investment Management.

a.Advisor, or its Designee (as defined below), shall, subject to the direction and control by the Trust’s Board of Trustees: (i) regularly provide investment advice and recommendations to the Fund with respect to its investments, investment policies and the purchase and sale of securities; (ii) designate the identity, quantity and weighting of the securities (and amount of cash, if any) to be accepted in exchange for “creation units” of the Fund or that will be applicable that day to redemption requests received by the Fund; (iii) supervise continuously the investment program of the Fund and the composition of its portfolio and determine what securities shall be purchased or sold by the Fund; and ( iv) arrange, subject to the provisions of Section 7 hereof, for the purchase of securities and other investments for the Fund and the sale of securities and other investments held in the portfolio of the Fund.
b.The Advisor may, from time to time, hire one or more sub-advisers, including, without limitation, affiliates of Advisor, to perform investment advisory services with respect to the Fund(s) or any portion thereof (each, a “Designee”). In addition, the Advisor has the authority to (i) obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise improve its investment management services, (ii) select new or additional sub-advisers for each Fund, (iii) enter into and materially modify existing sub-advisory agreements, and (iv) terminate and replace any sub-adviser. Each such action described in this paragraph is subject to the approval of the Board of Trustees, including a majority of the Trustees of the Trust who are not "interested persons" (as defined in the Investment Company Act) of the Trust or the Advisor, and the terms of any applicable exemptive relief obtained from the Commission. The retention of a sub-adviser by the Adviser shall not relieve the Advisor of its responsibilities under this Agreement.

c.Advisor shall not be liable for any loss sustained by reason of good faith errors or omissions in connection with any matters to which this Agreement relates, except for errors or omissions caused by the Advisor’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties under the Agreement.

d.Nothing in this Agreement shall prevent Advisor or any officer, contractor, sub-contractor or other related party thereof from acting as investment adviser for any other person, firm or corporation and shall not in any way limit or restrict Advisor or any of its directors, officers, stockholders, contractors, other related parties or employees from buying, selling or trading any securities for its or their own account or for the account of others for whom it or they may be acting, provided that such activities will not adversely affect or otherwise impair the performance by Advisor of its duties and obligations under this Agreement and under the Advisers Act.

e.To carry out the duties and responsibilities provided hereunder, Advisor or its Designee is hereby authorized, as agent and attorney-in-fact for the Trust, for the account of, at the risk of and in the name of the Fund, to place orders and issue instructions for the Fund. In all purchases, sales and other transactions in securities for the Fund, Advisor or its Designee is authorized to exercise full discretion and act for the Fund in the same manner and with the same force and effect as the Fund might or could do with respect to such purchases, sales or other transactions.

3. Other Duties of Advisor.

Advisor, or its Designee, shall, at its own expense, provide and supervise the activities of all administrative and clerical personnel as shall be required to provide effective corporate management and administration for the Fund, including (i) the compilation and maintenance of such records with respect to its operations as may reasonably be required; (ii) the preparation and filing of such reports with respect thereto as shall be required by the Commission; (iii) the composition of periodic reports with respect to its operations for shareholders of the Fund; (iv) the composition of proxy materials for meetings of the Fund’s shareholders; (v) the composition of such registration statements as may be required by Federal securities laws for continuous public sale of shares of the Fund and (vi) at Advisor’s discretion, the development and implementation, if appropriate, of management and shareholder services designed to enhance the value or convenience of the Fund as an investment vehicle.

4. Allocation of Expenses.

During the term of this Agreement, Advisor shall pay all of the expenses of the Fund (including compensation of members of the Board of Trustees who are not “interested persons” (as that term is defined in the Investment Company Act) of a Fund), except for (i) the fee payment under this Agreement, (ii) distribution fees or expenses under the Fund’s 12b-1 plan (if any), (iii) interest expenses, (iv) taxes, (v) acquired fund fees and expenses, (vi) brokers’ commissions and any other portfolio transaction-related expenses and fees arising out of transactions effected on behalf of the Fund, (vii) credit facility fees and expenses, including interest expenses and (viii) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund’s business. For the avoidance of doubt, Advisor’s payment of such expenses may be accomplished through the Fund’s payment of such expenses and a corresponding reduction in the fee payable to Advisor pursuant to Section 5 hereof; provided, however, that if the amount of expenses paid by the Fund exceeds the fee payable to Advisor pursuant to Section 5 hereof, Advisor will reimburse the Fund for such excess amount.

Any officers or employees of Advisor or any entity controlling, controlled by or under common control with Advisor, who may also serve as officers, trustees or employees of the Trust shall not receive any compensation from the Trust for their services. The expenses with respect to any two or more series of the Trust shall be allocated in proportion to the net assets of the respective series except where allocations of direct expenses can be made.

5. Compensation of Advisor.

The Trust agrees to pay Advisor on behalf of the Fund and Advisor agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to this Agreement, a management fee payable monthly and calculated on the daily net assets of the Fund at an annual rate as noted in Schedule A of this Agreement.

6. Portfolio Transactions and Brokerage.

a. Advisor is authorized, in arranging the Fund’s portfolio transactions, to employ or deal with such members of securities or commodities exchanges, brokers or dealers, including “affiliated” broker-dealers (as that term is defined in the Investment Company Act) (hereinafter “broker-dealers”), as may, in its best judgment, implement the policy of the Fund to obtain “best execution,” for these transactions, which is understood to mean prompt and reliable execution at the most favorable price obtainable. The Advisor shall not be precluded from obtaining, consistent with the provisions of Subsection (c) of this Section the benefit of such investment information or research as will be of significant assistance to the performance by Advisor of its investment management functions.

b. Advisor shall select broker-dealers to effect the Fund’s portfolio transactions on the basis of its estimate of their ability to obtain best execution of particular and related portfolio transactions. The abilities of a broker-dealer to obtain best execution of particular portfolio transaction(s) will be judged by Advisor on the basis of all relevant factors and considerations including, insofar as feasible, the execution capabilities required by the transaction or transactions; the ability and willingness of the broker-dealer to facilitate the Fund’s portfolio transactions by participating therein for its own account; the importance to the Fund of speed, efficiency or confidentiality; the broker-dealer’s apparent familiarity with sources from or to whom particular securities might be purchased or sold; as well as any other matters relevant to the selection of a broker-dealer for particular and related transactions of the Fund.

c. Advisor shall have discretion, in the interests of the Fund, to allocate brokerage on the Fund’s portfolio transactions to broker-dealers, other than an affiliated broker-dealer, qualified to obtain best execution of such transactions who provide brokerage and/or research services (as such services are defined in Section 28(e)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) for the Fund and/or other accounts for which Advisor or its affiliates exercise “investment discretion” (as that term is defined in Section 3(a)(35) of the Exchange Act) and to cause the Trust to pay such broker-dealers a commission for effecting a portfolio transaction for the Fund that is in excess of the amount of commission another broker-dealer adequately qualified to effect such transaction would have charged for effecting that transaction, if Advisor determines, in good faith, that such commission is reasonable in relation to the value of the brokerage and/or research services provided by such broker-dealer, viewed in terms of either that particular transaction or the overall responsibilities of Advisor and its investment advisory affiliates with respect to the accounts as to which they exercise investment discretion. In reaching such determination, Advisor will not be required to place or attempt to place a specific dollar value on the brokerage and/or research services provided or being provided by such broker-dealer. In demonstrating that such determinations were made in good faith, Advisor shall be prepared to show that all commissions were allocated for the purposes contemplated by this Agreement and that the total commissions paid by the Trust over a representative period selected by the Trust’s trustees were reasonable in relation to the benefits to the Fund.

d. Advisor shall have no duty or obligation to seek advance competitive bidding for the most favorable commission rate applicable to any particular portfolio transactions or to select any broker- dealer on the basis of its purported or “posted” commission rate but will, to the best of its ability, endeavor to be aware of the current level of the charges of eligible broker-dealers and to minimize the expense incurred by the Fund for effecting its portfolio transactions to the extent consistent with the interests and policies of the Fund as established by the determinations of the Board of Trustees of the Trust and the provisions of this Section 7.

e. On occasions when Advisor deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of Advisor and its affiliates, Advisor to the extent permitted by applicable laws and regulations, may, but will be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. Allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by Advisor in the manner which Advisor considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients over time. The Trust agrees that Advisor and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Funds. The Trust acknowledges that Advisor and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Funds, and that Advisor will carry out its duties hereunder together with its duties under such relationships.

f. The Trust recognizes that an affiliated broker-dealer: (i) may act as one of the Fund’s regular brokers so long as it is lawful for it so to act; (ii) may be a major recipient of brokerage commissions paid by the Trust; and (iii) may effect portfolio transactions for the Fund only if the commissions, fees or other remuneration received or to be received by it are determined in accordance with procedures contemplated by any rule, regulation or order adopted under the Investment Company Act for determining the permissible level of such commissions.

7. Duration.

This Agreement, with respect to each Fund (including any series of the Trust added to this Agreement by execution of an amended or new Schedule A), will take effect on the date set forth next to that Fund’s name in the applicable Schedule A. Unless earlier terminated pursuant to Section 10 hereof, this Agreement, with respect to each Fund, shall remain in effect until two years from the effective date specified in the appliable Schedule A, and thereafter will continue in effect from year to year, so long as such continuance shall be approved at least annually by the Trust’s Board of Trustees, including the vote of the majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the Investment Company Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, or by the holders of a “majority” (as defined in the Investment Company Act) of the outstanding voting securities of the Fund and by such a vote of the Trust’s Board of Trustee.

8.    Termination.

This Agreement may be terminated: (i) by Advisor at any time without penalty upon giving the Trust sixty days’ written notice (which notice may be waived by the Trust); or (ii) by the Trust at any time without penalty upon sixty days’ written notice to Advisor (which notice may be waived by Advisor) provided that such termination by the Trust shall be directed or approved by the vote of a majority of all of the trustees of the Trust then in office or by the vote of the holders of a majority of the outstanding voting securities of the Fund, as defined in the Investment Company Act.

9. Assignment or Amendment.

This Agreement may not be amended without the affirmative vote of the Board of Trustees of the Trust, including a majority of the Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purposes of voting on such approval and, where required by the Investment Company Act, by a vote or written consent of a majority of the outstanding voting securities of the Fund, and shall automatically and immediately terminate in the event of its “assignment,” as defined in the Investment Company Act.

10. Disclaimer of Trustee or Shareholder Liability

Advisor understands and agrees that the obligations of the Trust under this Agreement are not binding upon any Trustee or shareholder of the Trust or Fund personally but bind only the Trust and the Trust’s property. Advisor represents that it has notice of the provisions of the Declaration of Trust of the Trust disclaiming Trustee or shareholder liability for acts or obligations of the Trust and agrees that obligations, if any, assumed by the Trust pursuant to this Agreement will be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder will be limited to the respective assets of the Fund.

11.     Liability and Standard of Care.

     a.     The Advisor shall exercise due care and diligence and use the same skill and care in providing its services hereunder as it uses in providing services to other investment companies, accounts and customers, but the Advisor and its affiliates and their respective agents, control persons, directors, officers, employees, supervised persons and access persons shall not be liable for any action taken or omitted to be taken by the Advisor in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its duties. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any right which the Trust, a Fund or any shareholder of a Fund may have under any federal securities law or state law the applicability of which is not permitted to be contractually waived.

b.    The Advisor shall indemnify the Trust, each Fund and each of their respective affiliates, agents, control persons, directors, members of the Board, officers, employees and shareholders (the “Trust Indemnified Parties”) against, and hold them harmless from, any costs, expense, claim, loss, liability, judgment, fine, settlement or damage (including reasonable legal and other expenses) (collectively, “Losses”) arising out of any claim, demands, actions, suits or proceedings (civil, criminal, administrative or investigative) asserted or threatened to be asserted by any third party (collectively, “Proceedings”) in so far as such Loss (or actions with respect thereto) arises out of or is based upon: (i) any material misstatement or omission of a material fact in information regarding the Advisor furnished in writing to the Trust by the Advisor for use in the Registration Statement, proxy materials or reports filed with the SEC; or (ii) the willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties of the Advisor in the performance of its duties under this Agreement (collectively, “Advisor Disabling Conduct”).

c.    The Trust shall indemnify and hold harmless the Advisor and its members, trustees, officers and employees of the other party (any such person, an “Advisor Indemnified Party”) against any Losses arising out of any Proceedings in so far as such Loss or actions with respect thereto, arise out of, or is based upon the Trust’s performance or non-performance of any duties under this Agreement; provided, however, that nothing herein shall be deemed to protect any Advisor Indemnified Party against any portion of liability that is attributable to Advisor Disabling Conduct.

d.    Notwithstanding anything to the contrary contained herein, the Advisor, its affiliates and their respective agents, control persons, directors, partners, officers, employees, supervised persons and access persons shall not be liable to, nor shall they have any indemnity obligation to, the Trust, its officers, directors, agents, employees, controlling persons or shareholders or to a Fund or any Fund shareholders for: (i) any material misstatement or omission of a material fact in a Fund’s Prospectus, registration statement, proxy materials or reports filed with the SEC, unless and to the extent such material misstatement or omission was made in reliance upon, and is consistent with, the information furnished to the Trust by the Advisor specifically for use therein; (ii) any action taken or failure to act in good faith reliance upon (A) information, instructions or requests, whether oral or written, with respect to a Fund made to the Advisor by a duly authorized officer of the Trust who is not an affiliated person of the Advisor or any affiliated person of the Advisor; (B) the advice of counsel to the Trust; or (C) any written instruction of the Board; provided, however, that the limitations on the Advisor’s liability and indemnification obligations described in (i) through (ii) above shall not apply with respect to, and to the extent, any portion of liability is attributable to Advisor Disabling Conduct.

11. Definitions.

The terms and provisions of this Agreement shall be interpreted and defined in a manner consistent with the provisions and definitions of the Investment Company Act.

12. No Individual Liability. Advisor is hereby notified that the Trust’s Declaration of Trust is on file with the Secretary of the State of Ohio and that the same was executed or made by or on behalf of the Trust or by the Trust’s Board of Trustees (each a “Trustee”) as Trustees or Trustee or as officers or officer, as the case may be, and not individually and that the obligations of such instrument are not binding upon any of the Trustees or officers of the Trust or the Shareholders of the Trust individually but are binding only upon the assets and property of the Trust.

YORKVILLE AMERICA INVESTMENT TRUST, FOR THE FUNDS LISTED IN EACH SCHEDULE A HEREOF:

/s/ David A. Bogaert

Signature
By: David A. Bogaert
Title: President

YORKVILLE AMERICA EQUITIES, LLC

/s/ SteveNeamtz

Signature
By: Steve Neamtz
Title: Chief Executive Officer

Schedule A-1

Funds, Effective Date and Compensation to Advisor
Amended as of August 24, 2026

The fee payable by the Trust on behalf of each Fund shall be calculated on the daily net assets of each Fund at an annual rate as noted below:

Fund	Effective Date	Compensation
Truth Social American Security & Defense ETF	November 1, 2025	0.65%
Truth Social American Next Frontiers ETF	November 1, 2025	0.65%
Truth Social American Icons ETF	November 1, 2025	0.65%
Truth Social American Energy Security ETF	November 1, 2025	0.65%
Truth Social American Red State REITs ETF	November 1, 2025	0.65%
Truth Social Bitcoin Plus ETF	January 1, 2026	0.95%
YA MarketVector Bitcoin and Ether Strategic Momentum Index ETF	January 1, 2026	0.80%
Yorkville America Crypto Leaders Index ETF	January 1, 2026	0.80%
Yorkville America Crypto Leaders Covered Call Index ETF	January 1, 2026	0.80%
Yorkville America Digital Asset Ecosystem Index ETF	January 1, 2026	0.80%
Truth Social Stablecoin Yield Strategy ETF	January 1, 2026	0.95%
Truth Social Big 7 Crypto MYGA Strategy ETF	January 1, 2026	1.50%
Truth Social All-Terrain Crypto MYGA Strategy ETF	January 1, 2026	1.50%
Truth Social Stablecoin MYGA Strategy ETF	January 1, 2026	1.50%
Truth Social God Bless America ETF	January 1, 2026	0.65%
Truth Social America First ETF	January 1, 2026	0.72%
Yorkville America Next Generation Memory Index ETF	August 12, 2026	0.60%
Yorkville America MANGOS Plus Index ETF	August 12, 2026	0.50%
Yorkville America MANGOS Plus Premium Equity Income Index ETF	August 12, 2026	0.50%
Yorkville America 2X Long MANGOS Plus Daily Target ETF	August 12, 2026	0.90%
Yorkville America 2X Inverse MANGOS Plus Daily Target ETF	August 12, 2026	0.90%
YA Columbus Macro Reindustrialization Dividend Index ETF	August 12, 2026	0.40%
YA Columbus Macro Anti-Debasement Index ETF	August 12, 2026	0.50%
Yorkville America Space Index ETF	August 12, 2026	0.60%